UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2006

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal      0-25165   14-1809721
          (State or Other Jurisdiction   (Commission File No.)    (I.R.S. Employer
            of Incorporation)                                                                              Identification No.)

302 Main Street, Catskill NY                                                     12414
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02       Results of Operations and Financial Condition.

On July 31, 2006, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the fiscal year and quarter ended June 30, 2006 and 2005. A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01    Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.   Description

               99.1    Press release dated July 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: July 31, 2006                                                       By: /s/  J. Bruce Whittaker
             J. Bruce Whittaker
             President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Fiscal Year and Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) - July 31, 2006-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County (the “Bank”), today reported net income for the quarter and fiscal year ended June 30, 2006. Net income for the fiscal year ended June 30, 2006 amounted to $2.2 million, or $0.55 per basic and $0.54 per diluted share as compared to $2.9 million or $0.72 per basic and $0.70 per diluted share, a decrease of $0.7 million or 24.1%. Net income for the quarter ended June 30, 2006 amounted to $486,000 or $0.12 per basic and diluted share as compared to $658,000, or $0.16 per basic and diluted share for the quarter ended June 30, 2005, a decrease of $172,000, or 26.1%. Net income for the quarter and fiscal year was impacted by a $300,000 payment to fund a portion of the unfunded liability associated with the Company’s defined benefit pension plan, which was frozen effective July 1, 2006. Other items that impacted net income were expenses related to the upgrade of the Bank’s loan and deposit system to another platform and the replacement of the Coxsackie branch, as well as slightly lower net interest income.

Net interest income decreased to $10.7 million for the year ended June 30, 2006 as compared to $10.8 million for the year ended June 30, 2005, a decline of $0.1 million or 0.9% when comparing periods. Net interest income was unchanged at $2.7 million for the quarters ended June 30, 2006 and 2005. The relatively flat yield curve was the leading factor in the net interest income position. Net interest spread decreased 15 basis points to 3.76% as compared to 3.91% when comparing the years ended June 30, 2006 to 2005 and decreased 14 basis points to 3.70% as compared to 3.84% when comparing the quarters ended June 30, 2006 and 2005. Net interest margin decreased 14 basis points to 3.85% as compared to 3.99% when comparing the years ended June 30, 2006 and 2005 and decreased 12 basis points to 3.80% as compared to 3.92% when comparing the quarters ended June 30, 2006 and 2005. The decline was primarily due to the increase in average rate paid on interest-bearing liabilities, which include savings deposits, money market accounts, certificates of deposit and borrowings. The rate paid on interest-bearing liabilities increased 30 basis points to 1.58% for the year ended June 30, 2006 as compared to 1.28% for the year ended June 30, 2005. The rate paid on interest-bearing liabilities increased 52 basis points to 1.84% for the quarter ended June 30, 2006 as compared to 1.32% for the quarter ended June 30, 2005. The increased rate paid on interest-bearing liabilities was partially offset by increased loan volume and higher yielding interest-earning assets. Average loans increased $20.4 million between the fiscal years ended June 30, 2005 and 2006 to $175.6 million. The average yield on interest-earning assets increased 15 basis points to 5.34% for the fiscal year ended June 30, 2006 as compared 5.19% for the fiscal year ended June 30, 2005. The average yield on interest-earning assets increased 38 basis points to 5.54% for the quarter ended June 30, 2006 as compared to 5.16% for the quarter ended June 30, 2005.

The provision for loan losses increased to $200,000 for the fiscal year and $100,000 for the quarter ended June 30, 2006 as compared to $71,000 for the year and no provision for the quarter ended June 30, 2005. Loan growth has contributed to the higher provision levels. Also, a charge-off for approximately $56,700 was taken in the quarter ended June 30, 2006. The historically low level of non-performing assets was partially the reason for the decision to lower the ratio of allowance for loan loss to net loans to 0.69% at June 30, 2006 as compared to 0.75% at June 30, 2005. Non-performing assets were less than $10,000 as of June 30, 2006.

Noninterest income amounted to $3.1 million and $2.7 million for the fiscal years ended June 30, 2006 and 2005, respectively, an increase of $0.4 million, or 14.8%. Noninterest income amounted to $787,000 and $693,000 for the quarters ended June 30, 2006 and 2005, respectively, an increase of $94,000, or 13.6%. Fees earned from debit card transactions have increased significantly due to more transaction volume, amounting to $510,000 for the year ended June 30, 2006 as compared to $377,000 for the year ended June 30, 2005, an increase of $133,000 or 35.3%. Higher transaction volume associated with various E-commerce products caused fees earned on such products to increase $47,000 to $195,000 for the year ended June 30, 2006. Alternative investment options offered to customers through Essex’s Investors Marketplace and Fenimore Asset Management contributed $86,000 in additional revenue over the prior year, totaling $233,000 for the year ended June 30, 2006. No gains or losses on REO were recognized during the year ended June 30, 2006 as compared to a $19,500 gain the prior year. No gains or losses were recognized in either year on sales of investment securities.

Noninterest expense increased to $10.5 million from $9.2 million, an increase of $1.3 million or 14.1% when comparing the years ended June 30, 2006 and 2005. Noninterest expense increased to $2.7 million from $2.4 million, an increase of $0.3 million or 12.5% when comparing the quarters ended June 30, 2006 and 2005. Salaries and employee benefits increased $841,000 when comparing the fiscal years, and $309,000 when comparing the quarters ended June 30, 2006 and 2005. The primary factor contributing to both the yearly and quarterly increase in salary and employee benefits was the $300,000 payment toward the unfunded portion of the defined benefit pension plan. Total expense recognized in association with this plan amounted to $789,000 for the year ended June 30, 2006 as compared to $373,000 for the prior year. Occupancy expense increased $132,000 between the fiscal years and $34,000 between the quarters ended June 30, 2006 and 2005, due to increased utility costs, insurance, tax and depreciation as a result of the recent branch replacement and other building expansions. Depreciation and other expenses associated with additional computer equipment, including the Bank’s OSI loan and deposit system, and new furniture in the replacement branches accounted for the increase of $163,000 between fiscal years and $31,500 between quarters ended June 30, 2006 and 2005. Service and data processing fees decreased $104,000 primarily due to the change from a Fiserv out-sourced loan and deposit platform to an internally run OSI platform. The level of miscellaneous other expense increased by $245,000 between fiscal years ended June 30, 2006 and 2005. Items impacting miscellaneous expense included expenses associated with the conversion to the OSI platform, the loss on the sale of the old Cairo branch and higher legal expense partially due to fees incurred in the process of converting The Bank of Greene County from a New York State savings bank to a federal savings bank. It is expected this change will be approved during the quarter ended September 2006. Professional fees, another element of miscellaneous expense, were higher due primarily to services performed in association with the conversion of the loan and deposit system as well as assistance in expansion of the Company’s primary network for additional branching capacity.

The effective tax rate was 27.0% for the year ended June 30, 2006, compared to 30.0% for the year ended June 30, 2005. The level of tax-free income to total net income increased to 45.8% as of June 30, 2006 as compared to 30.6% as of June 30, 2005.

Total assets of the Company were $307.6 million at June 30, 2006 as compared to $294.7 million at June 30, 2005, an increase of $12.9 million, or 4.4%. The most significant growth occurred in net loans, which increased $25.8 million, or 15.7%, to $190.1 million at June 30, 2006 as compared to $164.3 million at June 30, 2005. Net loans represented 61.8% of the asset composition at June 30, 2006 as compared to 55.8% at prior fiscal year end. Deposit growth of $15.0 million, a decrease in the investment portfolio of $11.6 million and the reduction in cash of $4.1 million helped fund loan growth, net additions of premises and equipment of $3.0 million, and a repayment of $2.5 million in borrowings during the fiscal year ended June 30, 2006.

Shareholders’ equity increased to $33.6 million at June 30, 2006 from $32.8 million at June 30, 2006, as net income of $2.2 million was partially offset by dividends paid of $823,000. Accumulated other comprehensive income decreased $910,000 as a result of the mark-to-market of the available-for-sale investment portfolio, net of tax. The decrease was entirely related to changes in market interest rates, and was not considered by management to be other than temporary. Other changes in equity were the result of activities associated with the various stock-based compensation plans of the Company, including the 2000 Stock Option Plan and ESOP Plan.

Headquartered in Catskill, New York, the Company serves Greene and Columbia Counties, and southern Albany County, New York from seven full-service branch offices in Catskill, Cairo, Coxsackie, Greenville, Hudson, Tannersville and Westerlo. The Bank of Greene County also has branch offices under construction on Catskill’s west side, and on Route 9 in the Town of Greenport in Columbia County. The Company’s customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	For the	For the	For the	For the
	Twelve Months	Twelve Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
In thousands, except share and per share data
Interest income	$14,825	$14,084	$3,904	$3,561
Interest expense	4,137	3,258	1,228	857
Net interest income	10,688	10,826	2,676	2,704
Provision for loan loss	200	71	100	---
Noninterest income	3,112	2,695	787	693
Noninterest expense	10,528	9,239	2,742	2,427
Income before taxes	3,072	4,211	621	970
Tax provision	829	1,262	135	312
Net Income	$2,243	$2,949	$486	$658

Basic EPS	$0.55	$0.72	$0.12	$0.16
Weighted average shares outstanding	4,099,857	4,123,223	4,113,261	4,141,732

Diluted EPS	$0.54	$0.70	$0.12	$0.16
Weighted average diluted shares outstanding	4,179,938	4,216,203	4,183,941	4,228,633
Dividend [1]	$0.45	$0.43

	As of June 30, 2006	As of June 30, 2005
In thousands, except share data
Assets
Total cash and cash equivalents	$15,852	$19,931
Investment securities, at fair value	87,267	98,851
Federal Home Loan Bank stock, at cost	643	1,785

Gross loans receivable	191,429	165,691
Less: Allowance for loan losses	(1,314)	(1,236)
Less: Unearned origination fees and costs, net	(22)	(163)
Net loans receivable	190,093	164,292

Premises and equipment	10,805	7,796
Accrued interest receivable	1,736	1,573
Prepaid expenses and other assets	1,169	452
Total Assets	$307,565	$294,680

Liabilities and shareholders’ equity
Noninterest bearing deposits	$41,503	$37,591
Interest bearing deposits	226,747	215,646
Total deposits	268,250	253,237

FHLB borrowing	5,000	7,500
Accrued expenses and other liabilities	734	1,190
Total liabilities	273,984	261,927
Total shareholders’ equity	33,581	32,753
Total liabilities and shareholders’ equity	$307,565	$294,680
Common shares outstanding	4,145,246	4,129,906
Treasury stock, at cost	160,424	175,764

	At and For the	At and For the	For the	For the
	Twelve Months	Twelve Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Selected Financial Ratios
Return on average assets	0.76%	1.02%	0.64%	0.90%
Return on average equity	6.75%	9.39%	5.76%	8.19%
Net interest rate spread	3.76%	3.91%	3.70%	3.84%
Net interest margin	3.85%	3.99%	3.80%	3.92%
Non-performing assets to total assets	0.00%	0.12%
Non-performing loans to total loans	0.00%	0.21%
Allowance for loan loss to non-performing loans	17,832.00%	354.82%
Allowance for loan loss to net loans	0.69%	0.75%
Shareholders’ equity to total assets	10.92%	11.11%
Book value per share	$8.17	$8.03
Dividend payout ratio adjusted for MHC Waiver[1]	36.70%	26.56%

All share and per share information has been restated to give effect to the 2-for-1 stock split which was effective on May 31, 2005.

1 Greene County Bancorp, MHC 53.5% owner of shares issued waives its right to receive dividends.

Contact: J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone: 518-943-2600